Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

SPX CORPORATION

and

SPX FLOW, INC.

Dated as of September 22, 2015

i

ii

EXHIBITS

Exhibit A            Form of Employee Matters Agreement

Exhibit B            Form of Tax Matters Agreement

Exhibit C            Form of Trademark License Agreement

Exhibit D            Form of Transition Services Agreement

iii

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is entered into as of September 22, 2015 by and between SPX Corporation, a Delaware corporation (“SPX” or “Infrastructurco”), and SPX FLOW, Inc., a Delaware corporation (“Flowco”) (each a “Party” and together, the “Parties”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1.1.

R E C I T A L S:

WHEREAS, SPX, acting through its direct and indirect Subsidiaries, currently conducts the Flowco Business and the Infrastructurco Business;

WHEREAS, the Board of Directors of SPX has determined that it is in the best interests of SPX and its stockholders to separate SPX into two separate, publicly traded companies: (i) Infrastructurco, which will continue to conduct, directly and through its Subsidiaries, the Infrastructurco Business, and (ii) Flowco, which will continue to conduct, directly and through its Subsidiaries, the Flowco Business;

WHEREAS, in order to effect such separation, the Board of Directors of SPX has determined that it is in the best interests of SPX and its stockholders: (i) for SPX and its Subsidiaries to enter into a series of transactions whereby SPX and its Subsidiaries will be reorganized such that (A) Infrastructurco and/or one or more other members of the Infrastructurco Group will own all of the Infrastructurco Assets and assume (or retain) all of the Infrastructurco Liabilities, and (B) Flowco and/or one or more other members of the Flowco Group will own all of the Flowco Assets and assume (or retain) all of the Flowco Liabilities (the transactions referred to in clauses (A) and (B) being referred to herein as the “Reorganization”); and thereafter (ii) for SPX to distribute to the holders of SPX Common Stock as of the Record Date on a pro rata basis all of the issued and outstanding shares of common stock, par value $0.01 per share, of Flowco (the “Flowco Common Stock”) (such transactions described in clauses (i) and (ii), as may be amended or modified from time to time in accordance with the terms and subject to the conditions of this Agreement, the “Separation”);

WHEREAS, the Parties intend (i) that the Separation, together with certain related transactions, generally will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D), 355 and 361 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that other transactions connected with the Separation will also qualify as tax-free for U.S. federal income tax purposes under applicable provisions of the Code, and (iii) that this Agreement be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code to the extent relevant for these transactions; and

WHEREAS, the Parties intend (i) to set forth in this Agreement the principal arrangements between them with respect to the Separation, and (ii) that certain other agreements will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.                       General.  As used in this Agreement, the following capitalized terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 8.3.

“Action” shall mean any demand, action, claim, charge, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any kind by or before any Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purposes of this definition and the definition of “Subsidiary,” “control” (including the correlative meanings “controlled by” and “under common control with”), when used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.  From and after the Effective Time, and for purposes of this Agreement and the Ancillary Agreements, Infrastructurco and Flowco shall not be deemed to be under common control for purposes hereof due solely to the fact that Infrastructurco and Flowco have common stockholders or have one or more directors in common or due to the existence of this Agreement or any of the Ancillary Agreements.

“Agent” shall mean the distribution agent to be appointed by SPX to distribute to the stockholders of SPX all of the issued and outstanding shares of Flowco Common Stock pursuant to the Distribution.

“Agreed Consent Efforts” shall have the meaning set forth in Section 2.7(a).

“Agreed Consents” shall have the meaning set forth in Section 2.7(a).

“Agreement” shall have the meaning set forth in the preamble hereof.

“Agreement Disputes” shall have the meaning set forth in Section 8.1(a).

“Amended Financial Reports” shall have the meaning set forth in Section 5.2(b).

“Ancillary Agreements” shall mean all written Contracts or other arrangements (other than this Agreement) entered into between the Parties and/or their Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated hereby, including the Transfer Documents, the Reorganization Documents, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, Trademark License Agreement and the other agreements set forth on Schedule 1.1-1.

“Archived Data” shall have the meaning set forth in Section 7.2(c).

“Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person.

“Audited Party” shall have the meaning set forth in Section 5.2(a)(iii).

“Business” shall mean the Flowco Business or the Infrastructurco Business, as applicable.

“Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in Charlotte, North Carolina.

“Business Entity” shall mean any corporation, partnership, trust, limited liability company, joint venture, or other incorporated or unincorporated organization or other entity of any kind or nature (including those formed, organized or otherwise existing under the Laws of jurisdictions outside the United States).

“Code” shall have the meaning set forth in the recitals hereto.

“Commission” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

“Confidential Information” shall mean business, operations or other information, data or material concerning a Party and/or its Affiliates which, prior to or following the Effective Time, has been disclosed by such Party or its Affiliates or any of their respective representatives or advisors to the other Party or its Affiliates or any of their respective representatives or advisors, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 7.1 or Section 7.2 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its Affiliates or any of their respective representatives or advisors, (ii) lawfully acquired from other sources by such Party or its Affiliates or any of their respective representatives or advisors to which it was furnished or (iii) independently developed by such Party or its Affiliates without use or reference to Confidential Information of the disclosing Party’s or its Affiliates; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality or fiduciary obligations).

“Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

“Contract” shall mean any contract, obligation, indenture, instrument, agreement, lease, purchase order, commitment, permit, license, note, bond, mortgage, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law, but excluding this Agreement and any Ancillary Agreement except as otherwise expressly provided in this Agreement or any Ancillary Agreement.

“Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of December 23, 2013, among SPX, the Foreign Subsidiary Borrowers party thereto, Bank of America, N.A., as Administrative Agent, Deutsche Bank AG Deutschlandgeschäft Branch, as Foreign Trade Facility Agent, and the lenders party thereto, as amended, supplemented or otherwise modified from time to time.

“Dispute Notice” shall have the meaning set forth in Section 8.1(a).

“Distribution” shall mean the distribution by SPX of all of the issued and outstanding shares of Flowco Common Stock to holders of record of shares of SPX Common Stock as of the Record Date on the basis of one (1) share of Flowco Common Stock for every issued and outstanding share of SPX Common Stock.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Board of Directors of SPX in its sole and absolute discretion.

“Distribution Disclosure Documents” shall mean the Form 10 and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under Flowco’s employee benefit plans, in each case as filed with or furnished to the Commission by Flowco in connection with the Distribution.

“Effective Time” shall mean the time at which the Distribution is effective on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Infrastructurco and Flowco, to be dated on or about the Distribution Date, and substantially in the form attached as Exhibit A hereto.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, stream sediments, wetlands, soil and subsurface strata.

“Environmental Law” shall mean any Law relating to (a) human or occupational health and safety with respect to exposure to Hazardous Materials; (b) protection of the Environment and natural resources; or (c) the generation, manufacture, processing, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, handling, Release or threatened Release of any Hazardous Material.

“Environmental Liabilities” shall mean all Liabilities (including all removal, remediation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (a) actual or alleged by a Third Party (i) noncompliance with any Environmental Law, or (ii) presence, Release or threatened Release of, or exposure to, any Hazardous Material, or (b) contract, agreement, or other consensual arrangement pursuant to which Liability is assumed, imposed or retained with respect to any of the foregoing.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Financing Arrangements” shall mean the financing arrangements for Flowco and Infrastructurco (the “Flowco Financing Arrangements” and the “Infrastructurco Financing Arrangements,” respectively) (described on Schedule 1.1-2).

“Flowco” shall have the meaning set forth in the preamble hereof.

“Flowco Accounts” shall have the meaning set forth in Section 2.5(a).

“Flowco Assets” shall mean (without duplication):

(i)                                     the ownership interests (to the extent held by SPX, Flowco or any of their respective Affiliates immediately prior to the Effective Time) in each member of the Flowco Group;

(ii)                                  all Flowco Contracts and any and all rights or claims (whether accrued or contingent), including accounts or notes receivables, of SPX, Flowco, or any of their respective Affiliates, to the extent relating to, arising under or resulting therefrom;

(iii)                               all Assets owned, leased or held by SPX, Flowco or any of their respective Affiliates immediately prior to the Effective Time that are used primarily or held for use primarily in the Flowco Business;

(iv)                              subject to Article IX, any and all rights of any member of the Flowco Group under any Third Party SPX Policies;

(v)                                 the Assets listed or described on Schedule 1.1-3 and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the Flowco Group; and

(vi)                              all Flowco Accounts, and, subject to the provisions of Section 2.5, all cash, cash equivalents, and securities credited to or on deposit in such accounts immediately prior to the Effective Time, after giving effect to any contribution of cash to Flowco contemplated by Section 2.15.

Notwithstanding the foregoing, the Flowco Assets shall in no event include:

(A)                               the Assets listed or described on Schedule 1.1-4; or

(B)                               any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Assets to be retained by, or transferred or assigned to, any member of the Infrastructurco Group.

“Flowco Business” shall mean:

(i)                                     the businesses and operations of the Flow Technology reportable segment of SPX and its Subsidiaries and the businesses and operations of the Hydraulic Technologies Business, as described in the Information Statement, but excluding all of the Former SPX Businesses; and

(ii)                                  the businesses and operations of Business Entities acquired or established by or for any member of the Flowco Group after the Effective Time.

“Flowco Common Stock” shall have the meaning set forth in the recitals hereto.

“Flowco Contracts” shall mean the following Contracts to which any of SPX, Flowco, or any of their respective Affiliates is a party immediately prior to the Effective Time:

(i)                                     any Contract that relates primarily to the Flowco Business;

(ii)                                  any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to, any member of the Flowco Group; and

(iii)                               the Contracts listed or described on Schedule 1.1-5.

Notwithstanding the foregoing, the Flowco Contracts shall in no event include the Contracts listed or described on Schedule 1.1-6.

“Flowco Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, any other Governmental Entity, or holders of any securities of any member of the Flowco Group, in each case, on or after the Distribution Date by or on behalf of any member of the Flowco Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

“Flowco Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Flowco Financing Arrangements” shall have the meaning set forth in the definition of “Financing Arrangements.”

“Flowco Global Note” shall mean physical evidence of Flowco’s indebtedness under the Indenture in substantially the form set forth in Exhibit A to the Indenture.

“Flowco Group” shall mean Flowco and each Person identified on Schedule 1.1-7 and each Person who is or becomes an Affiliate of Flowco at or after the Effective Time.

“Flowco Group Performance Guarantee” shall have the meaning set forth in Section 2.12(a).

“Flowco Indemnitees” shall mean each member of the Flowco Group and each of their respective Affiliates, and each of their respective directors, officers, employees and agents (in each case, in their respective capacities as such) and each of the heirs, executors, successors and assigns of any of the foregoing.

“Flowco Liabilities” shall mean only the following Liabilities of any of SPX, Flowco or any of their respective Affiliates:

(i)                                     the Liabilities listed or described on Schedule 1.1-8 and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed, performed, satisfied or retired by any member of the Flowco Group;

(ii)                                  any and all Liabilities, including Environmental Liabilities, to the extent relating to, arising out of or resulting from:

(A)                               the operation or conduct of any Flowco Business, as conducted at any time prior to, on or after the Effective Time;

(B)                               any Flowco Assets, whether arising before, on or after the Effective Time;

(iii)                               any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A)                               the Distribution Disclosure Document except to the extent specifically enumerated as a Infrastructurco Liability on Schedule 1.1-11; and

(B)                               any Flowco Disclosure;

(iv)                              any and all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the Flowco Group incurred pursuant to the Flowco Financing Arrangements or after the Effective Time;

(v)                                 any and all Liabilities relating to, resulting from, or arising out of any Action (x) listed or described on Schedule 1.1-9 or (y) to the extent such Action relates to, results from, or arises out of the Flowco Business, the Flowco Assets or the other Flowco Liabilities; and

(vi)                              the Flowco Specified Liabilities.

Notwithstanding the foregoing, the Flowco Liabilities shall in no event include (A) any Retained Specified Liabilities, (B) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained, assumed, performed, satisfied or retired by any member of the Infrastructurco Group, or for which any member of the Infrastructurco Group is liable pursuant to this Agreement or such Ancillary Agreement, (C) the Notes or (D) the Liabilities listed or described on Schedule 1.1-10.

“Flowco Specified Liabilities” shall mean any actual or alleged Liabilities arising out of or attributable to actual or alleged personal injuries asserted by a Person (whether prior to or after the Distribution Date) resulting from the actual or alleged manufacture, sale or distribution of products containing asbestos in connection with the Clyde Union business, or from actual or alleged exposure to or injury from asbestos or products containing asbestos at a premises that was or is owned or operated by the Clyde Union business, including all such liabilities of Clyde Union, Inc., a Michigan corporation.

“Form 10” shall mean the registration statement on Form 10 filed by Flowco with the Commission in connection with the Distribution and all amendments thereto.

“Former SPX Business” shall mean any Business Entity, division, real estate, facility, material Asset, business unit or business, including any business within the definition of Rule 11-01(d) of Regulation S-X promulgated under the Exchange Act (in each case, including any Assets and Liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part), or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case by SPX or any of its current or former Affiliates prior to the Effective Time.

“Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“Group” shall mean either the Flowco Group or the Infrastructurco Group, as the context requires.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radiation or radioactive materials, asbestos or asbestos-containing materials or polychlorinated biphenyls (PCBs), and (b) any chemicals, materials, substances or wastes that are defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants” or words of similar import, under any Environmental Law.

“Hydraulic Technologies Business” shall mean the hydraulic technologies division within SPX headquartered in Rockford, Illinois with additional facilities in: Newcastle, UK; Dagenham, UK; Eygelshoven, Netherlands; Perth, Australia; Singapore; Suzhou, China; and Houston, Texas and which utilizes the Power Team, Bolting Systems, Stone, Globe, Rail Systems and Hytec brands.

“Indebtedness” shall mean with respect to any Person (i) any indebtedness of such Person for borrowed money or the deferred purchase price of property (other than trade accounts payable incurred in the ordinary course of business) as evidenced by a note, bonds or other instruments, (ii) obligations of such Person as lessee under capital leases, (iii) obligations (excluding prepaid interest thereon) secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by such Person (excluding indebtedness arising under conditional sales or other title retention agreements incurred in the ordinary course of business), whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any net obligation under any interest rate swap agreement or other hedging arrangement, (v) reimbursement obligations of such Person with respect to surety and performance bonds, bank guarantees, bankers’ acceptances, letters of credit or similar instruments, and (vi) obligations of such Person under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v) above.

“Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including costs and expenses provided for in Section 10.5(c) and the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Indemnifying Party” shall have the meaning set forth in Section 6.4(b).

“Indemnitee” shall have the meaning set forth in Section 6.4(b).

“Indemnity Payment” shall have the meaning set forth in Section 6.7(a).

“Indenture” shall mean the indenture, dated as of August 16, 2010 (as supplemented) by and among SPX, each of the guarantors party thereto and U.S. Bank National Association, as trustee.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10 sent to the holders of shares of SPX Common Stock in connection with the Distribution, including any amendment or supplement thereto.

“Infrastructurco” shall have the meaning set forth in the preamble hereof.

“Infrastructurco Accounts” shall have the meaning set forth in Section 2.5(a).

“Infrastructurco Assets” any and all Assets of SPX, Flowco or their respective Subsidiaries as of immediately prior to the Effective Time that are not Flowco Assets, including any and all Assets that are expressly contemplated by this agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of Infrastructure Group.

“Infrastructurco Business” shall mean:

(i)                                     all businesses and operations of SPX and its Affiliates (other than the Flowco Business) and all Former SPX Businesses; and

(ii)                                  the businesses and operations of Business Entities acquired or established by or for any member of the Infrastructurco Group after the Effective Time.

“Infrastructurco Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, any other Governmental Entity, or holders of any securities of any member of the Infrastructurco Group, in each case, on or after the Effective Time by or on behalf of any member of the Infrastructurco Group in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

“Infrastructurco Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Infrastructurco Financing Arrangements” shall have the meaning set forth in the definition of “Financing Arrangements.”

“Infrastructurco Group” shall mean (i) Infrastructurco and each of its Subsidiaries immediately following the Effective Time and (ii) each other Person who is or becomes an Affiliate of Infrastructurco at or after the Effective Time, in each case, other than the members of the Flowco Group.

“Infrastructurco Group Performance Guarantee” shall have the meaning set forth in Section 2.12(b).

“Infrastructurco Indemnitees” shall mean each member of the Infrastructurco Group and each of their respective Affiliates, and each of their respective directors, officers, employees and agents (in each case, in their respective capacities as such) and each of the heirs, executors, successors and assigns of any of the foregoing.

“Infrastructurco Liabilities” shall mean any and all Liabilities of any of SPX, Flowco or any of their respective Affiliates, including:

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed, performed, satisfied or retired by any member of the Infrastructurco Group;

(ii)                                  any and all Liabilities, including Environmental Liabilities, to the extent relating to, arising out of or resulting from:

(A)                               the operation or conduct of any Infrastructurco Business, as conducted at any time prior to, on or after the Effective Time:

(B)                               any of the Former SPX Businesses; or

(C)                               any Infrastructurco Assets, whether arising before, on or after the Effective Time;

(iii)                               any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A)                               the Pre-Separation Disclosure; or

(B)                               a material misstatement or omission contained in the sections of the Distribution Disclosure Documents described in Schedule 1.1-11; or

(C)                               any Infrastructurco Disclosure;

(iv)                              any and all Liabilities relating to, arising out of or resulting any Indebtedness of any member of the Infrastructurco Group incurred pursuant to the Infrastructurco Financing Arrangements or after the Effective Time;

(v)                                 any and all Liabilities relating to, resulting from, or arising out of any Action (x) listed or described on Schedule 1.1-12; or (y) to the extent such Action relates to, results from, or arises out of the Infrastructurco Business, the Infrastructurco Assets or the other Infrastructurco Liabilities;

(vi)                              any and all Retained Specified Liabilities; and

(vii)                           any and all Liabilities as of immediately prior to the Effective Time that are not Flowco Liabilities.

Notwithstanding the foregoing, the Infrastructurco Liabilities shall in no event include (A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained, assumed, performed, satisfied or retired by any member of the Flowco Group, or for which any member of the Flowco Group is liable pursuant to this Agreement or such Ancillary Agreement, or (B) the Notes.

“Infrastructurco Third Party Performance Support” shall have the meaning set forth in Section 2.12(c).

“Insurance Proceeds” shall mean those monies (i) received by an insured from an unaffiliated Third-Party insurer under any Third Party SPX Policy, or (ii) paid by such Third-Party insurer on behalf of an insured under any Third Party SPX Policy.

“Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Third Party SPX Policies, whether or not subject to deductibles, co-insurance, uncollectibility, exhaustion of limits, or retrospectively-rated premium adjustments.

“Intercompany Accounts” shall mean any receivable, payable or loan between any member of the Infrastructurco Group, on the one hand, and any member of the Flowco Group, on the other hand, that is reflected in the Records of the relevant members of the Infrastructurco

Group and the Flowco Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.2(a)(i).

“Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

“Liabilities” shall mean all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, incidental, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law or other pronouncements of Governmental Entities having the effect of Law, Actions, threatened Actions, order or consent decree of any Governmental Entity or any award of any arbitration tribunal, and those arising under any Contract, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Liable Party” shall have the meaning set forth in Section 2.11(b).

“Negotiation Period” shall have the meaning set forth in Section 8.1(a).

“Notes” shall mean SPX’s 6.875 % Senior Notes due 2017 subject to the Indenture.

“Novated Third Party SPX Liability Policies” shall mean the Third Party SPX Policies other than those listed on Schedule 1.1-13.

“NYSE” shall mean the New York Stock Exchange.

“Other Parties’ Auditors” shall have the meaning set forth in Section 5.2(a)(iii).

“Party” shall have the meaning set forth in the preamble hereof.

“Performance Guarantee Obligation” shall have the meaning set forth in Section 2.12(d).

“Person” shall mean any (i) individual, (ii) Business Entity or (iii) Governmental Entity.

“Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, together with the rights, benefits and privileges thereunder.

“Pre-Separation Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) that SPX, Flowco, or any of their respective Affiliates filed with or furnished to the Commission, any other Governmental Entity, or holders of any securities of SPX or any of its Affiliates, in each case, prior to the Effective Time and in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

“Prime Rate” shall mean the rate per annum publicly announced by JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the Parties) from time to time as its prime lending rate, as in effect from time to time.

“Record Date” shall mean the date to be determined by the Board of Directors of SPX in its sole and absolute discretion as the record date for the Distribution.

“Records” shall mean any Contracts, documents, books, records or files.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Reorganization” shall have the meaning set forth in the recitals hereto.

“Reorganization Documents” shall have the meaning set forth in Section 3.1.

“Reorganization Step Plan” shall have the meaning set forth in Section 3.1.

“Retained Specified Liabilities” shall mean any actual or alleged Liabilities, other than Flowco Specified Liabilities, arising out of or attributable to the actual or alleged manufacture, sale or distribution of products containing asbestos in connection with any of the businesses or operations of SPX or any of its Affiliates or by Former SPX Businesses prior to the Effective Time, or from actual or alleged exposure to or injury from asbestos or products containing asbestos at a premises that was or is owned or operated by any of the businesses or operations of SPX or any of its current or former Affiliates or any of their respective Former Businesses prior to the Effective Time, including Liabilities arising out of or attributable to actual or alleged personal injuries asserted by a Person (whether prior to or after the Effective Time) resulting from exposure to any products containing asbestos manufactured, marketed, sold or distributed in connection with any of the businesses or operations of SPX or any of its Affiliates or any of their respective Former Businesses prior to the Effective Time (other than Flowco Specified Liabilities).

“Rules” shall have the meaning set forth in Section 8.3.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

“Separation” shall have the meaning set forth in the recitals hereto.

“Shared Access Period” shall have the meaning set forth in Section 7.2(b).

“Shared Contracts” shall mean the Contracts entered into prior to the Effective Time to which either Party or any of its respective Subsidiaries and one or more Third Parties are a party that inures to the benefit or burden of both the Flowco Business and the Infrastructurco Business.

“Shared Contractual Liabilities” shall mean Liabilities in respect of Shared Contracts.

“Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user manuals and training materials related to any of the foregoing.

“SPX” shall have the meaning set forth in the preamble hereof.

“SPX Common Stock” shall mean the issued and outstanding shares of common stock, par value $0.01 per share, of SPX.

“SPX Global Note” shall mean physical evidence of SPX’s indebtedness under the Indenture in substantially the form set forth in Exhibit A to the Indenture.

“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Business Entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between SPX and Flowco, dated as of the date hereof, and substantially in the form attached as Exhibit B hereto.

“Third Party” shall mean any Person other than the Parties or any of their respective Subsidiaries.

“Third Party Claim” shall have the meaning set forth in Section 6.4(b).

“Third Party SPX Policies” shall mean all Policies with policy periods or coverage rights in effect as of the Effective Time issued by unaffiliated Third-Party insurers to SPX or any of its current or former Affiliates which cover risks that relate to the Flowco Liabilities, Flowco Assets or Flowco Business, including the Policies listed on Schedule 1.1-14.

“Trademark License Agreement” shall mean the Trademark License Agreement by and between Infrastructurco and Flowco, to be dated on or about the date hereof, and substantially in the form attached as Exhibit C hereto.

“Transfer” shall have the meaning set forth in Section 2.2(a)(i).

“Transfer Documents” shall mean, collectively, the various Contracts and other documents entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement (including as contemplated by the Reorganization Step Plan) or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement (other than the Ancillary Agreements), each of which shall be in such form and dated as of such date as SPX shall determine in its sole and absolute discretion.

“Transferred Entities” shall have the meaning set forth in Section 2.2(a)(i).

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Infrastructurco and Flowco, dated as of the date hereof, and substantially in the form attached as Exhibit D hereto.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests (but not including non-voting preferred stock) in such Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable Law) is owned directly or indirectly by such Person.

Section 1.2.                       References; Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  Any action to be taken by the Board of Directors of a Party may be taken by a committee of the Board of Directors of such Party if properly delegated by the Board of Directors of a Party to such committee.  Unless the context otherwise requires:

(i)                                     the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation;”

(ii)                                  references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement;

(iii)                               the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;

(iv)                              references in this Agreement to any time shall be to Eastern time unless otherwise expressly provided herein;

(v)                                 the Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein; and

(vi)                              any agreement by a Party to take, or refrain from taking, any action hereunder shall be deemed to constitute an agreement by such Party to cause each member of such Party’s Group to take, or refrain from taking, such action.

Section 1.3.                       Effective Date of Agreement.  This Agreement shall be effective as of the date first written above.

Section 1.4.                       Other Matters.  As described in more detail in, but subject to the terms and conditions of, Section 10.1 and Section 10.2, each Ancillary Agreement will govern Infrastructurco’s and Flowco’s respective rights, responsibilities and obligations after the Distribution with respect to the matters set forth in such Ancillary Agreement, except as expressly set forth in this Agreement or any other Ancillary Agreement.

ARTICLE II

THE SEPARATION

Section 2.1.                       General.  Subject to the terms and conditions of this Agreement, the Parties shall use their respective commercially reasonable efforts to ensure the transactions contemplated hereby are consummated in a timely manner.  It is the intent of the Parties that prior to the Distribution, Infrastructurco, Flowco and their respective Subsidiaries shall be reorganized, to the extent necessary, such that immediately following the consummation of such reorganization, subject to Section 2.7 and the provisions of any Ancillary Agreement, (i) all of SPX’s and its Subsidiaries’ right, title and interest in and to the Flowco Assets will be owned or held by a member or members of the Flowco Group, the Flowco Business will be conducted by the members of the Flowco Group, and the Flowco Liabilities will be assumed by (or retained by) a member of the Flowco Group; and (ii) all of SPX’s and its Subsidiaries’ right, title and interest in and to the Infrastructurco Assets will be owned or held by a member or members of the Infrastructurco Group, the Infrastructurco Business will be conducted by the members of the Infrastructurco Group and the Infrastructurco Liabilities will be assumed by (or retained by) a member of the Infrastructurco Group.

Section 2.2.                       Transfer of Assets.

(a)                                 At or prior to the Effective Time:

(i)                                     Infrastructurco shall, and hereby does, transfer, contribute, assign, distribute, and convey (“Transfer”) to Flowco or another member of the Flowco Group, and Flowco shall, and hereby does, accept from Infrastructurco and the applicable members of the Infrastructurco Group, all of the members of the Infrastructurco Group’s respective direct or indirect rights, title and interest in and to the Flowco Assets, including all issued and outstanding shares of capital stock or other ownership interests in the entities listed on Schedule 2.2(a)(i) (the “Transferred Entities”) (it being understood that if any Flowco Asset shall be held by a Transferred Entity or a Subsidiary of a Transferred Entity, such Flowco Asset shall be deemed to be Transferred for all purposes hereunder as a result of the Transfer of the equity interests in such Transferred Entity to Flowco or another member of the Flowco Group); and

(ii)                                  Flowco shall, and hereby does, Transfer to Infrastructurco or another member of the Infrastructurco Group, and Infrastructurco shall, and hereby does accept from Flowco and the applicable members of the Flowco Group, all of members of the Flowco Group’s respective direct or indirect right, title and interest in and to the Infrastructurco Assets held by Flowco or another member of the Flowco Group, including all issued and outstanding shares of capital stock or other ownership interests in the entities listed on Schedule 2.2(a)(ii) (the “Retained Entities”) (it being understood that if any Infrastructurco Asset shall be held by a Retained Entity or a Subsidiary of a Retained Entity, such Infrastructurco Asset shall be deemed to be Transferred for all purposes hereunder as a result of the Transfer of the equity interests in such Retained Entity to Infrastructurco or another member of the Infrastructurco Group).

(b)                                 Unless otherwise agreed to by the Parties, each of Infrastructurco and Flowco, as applicable, shall be entitled to designate the Business Entity within such Party’s respective Group to which any Assets are to be transferred pursuant to this Agreement.

Section 2.3.                       Assumption and Satisfaction of Liabilities.  Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, from and after the Effective Time, (a) Infrastructurco shall, and hereby does, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the Infrastructurco Liabilities and (b) Flowco shall, and hereby does, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all the Flowco Liabilities, in each case regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Infrastructurco Group or the Flowco Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (iv) which entity is named in any action associated with any Liability, and (v) whether the facts on which they are based occurred prior to, on or after the date hereof.

Section 2.4.                       Intercompany Accounts.

(a)                                 Each Intercompany Account (other than those set forth on Schedule 2.4(a)) shall be satisfied and/or settled by Infrastructurco and Flowco no later than the Effective Time by (i) forgiveness by the relevant obligee, (ii) one or a related series of distributions of and/or contributions to capital, (iii) payment by the relevant obligor to the relevant obligee, or (iv) dividends or a combination of the foregoing, in each case as determined by SPX in its sole and absolute discretion.

(b)                                 With respect to any Intercompany Account that is set forth on Schedule 2.4(a) and any other Intercompany Account that is not satisfied or settled as described in Section 2.4(a) for any reason, such Intercompany Account shall continue to be outstanding after the Effective Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set forth in writing, such obligation shall be satisfied within 30 days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a Third Party and shall no longer be an Intercompany Account.

Section 2.5.                       Bank Accounts; Cash Management.

(a)                                 The Parties agree to take, at the Effective Time (or such earlier time as SPX may determine in its sole and absolute discretion), all actions necessary to amend, terminate and/or replace, as applicable, all Contracts governing each bank and brokerage account owned by Flowco or any other member of the Flowco Group (the “Flowco Accounts”) so that such Flowco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Infrastructurco or any other member of the Infrastructurco Group (the “Infrastructurco Accounts”) are de-linked from the Infrastructurco Accounts.  From and after the Effective Time, no Infrastructurco Employee shall have any authority to access or control any Flowco Account, except as provided for through the Transition Services Agreement.

(b)                                 The Parties agree to take, at the Effective Time (or such earlier time as SPX may determine in its sole and absolute discretion), all actions necessary to amend, terminate and/or replace, as applicable, all Contracts governing the Infrastructurco Accounts so that such Infrastructurco Accounts, if currently linked to a Flowco Account, are de-linked from the Flowco Accounts.  From and after the Effective Time, no Flowco Employee shall have any authority to access or control any Infrastructurco Account, except as provided for through the Transition Services Agreement.

(c)                                  It is intended that, following consummation of the actions contemplated by sections (a) and (b) above, there will be put in place a centralized cash management system pursuant to which the Flowco Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the Flowco Group.

(d)                                 It is intended that, following consummation of the actions contemplated by sections (a) and (b) above, there will continue to be in place a centralized cash management system pursuant to which the Infrastructurco Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the Infrastructurco Group.

(e)                                  With respect to any outstanding checks issued by Infrastructurco, Flowco, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the member of the applicable Group owning the account on which the check is drawn.

(f)                                   As between the Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 2.6.                       Limitation of Liability; Termination of Inter-Group Agreements.

(a)                                 Except as otherwise expressly provided in this Agreement, no Party shall have any Liability to any other Party or any member of each other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement (but excluding any such information included in the Distribution Disclosure Documents, Pre-Separation Disclosure, the Infrastructurco Disclosure and the Flowco Disclosure, Liability for any and all of which will be governed by Section 2.3) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b)                                 Except as provided in Section 2.4, Section 2.9, Section 2.12 or as set forth in subsection (c) below, no Party shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between it or any members in its Group, on the one hand, and the other Party, or any members of its Group, on the other hand, whether or not in writing, entered into or existing at or prior to the Effective Time, and each Party hereby terminates any and all Contracts, arrangements, course of dealings or understandings between it or any members in its Group, on the one hand, and the other Party, or any members of its Group, on the other hand, effective as of immediately prior to the Effective Time, and any such Liability, whether or not in writing, is hereby irrevocably cancelled, released and waived effective as of the Effective Time.  No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.  Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, any reasonably requested actions necessary to effect the foregoing.

(c)                                  The provisions of Section 2.6(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i)                                     this Agreement, the Ancillary Agreements, the Reorganization Documents and any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby;

(ii)                                  any Contracts, arrangements, course of dealings or understandings to which any Third Party is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts, arrangements, course of dealings or understandings constitute Infrastructurco Assets, Flowco Assets, Infrastructurco Liabilities or Flowco Liabilities, such Contracts, arrangements, course of dealings or understandings shall be assigned or retained pursuant to Article II); and

(iii)                               any Contracts, arrangements, commitments or understandings to which any non-Wholly Owned Subsidiary of Infrastructurco or Flowco is a party.

Section 2.7.                       Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a)                                 To the extent that any Transfers or assumptions contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall cooperate to effect such Transfers or assumptions as promptly following the Effective Time as shall be practicable.  Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be

Transferred or assumed; provided, however, that the Parties shall cooperate in good faith to agree on Consents or Governmental Approvals for the Transfer of all Assets and assumption of all Liabilities contemplated to be Transferred or assumed pursuant to this Article II that should be obtained (the “Agreed Consents”) and the efforts to be expended by the Parties to seek to obtain the Agreed Consents (the “Agreed Consent Efforts”).  In the event that any such Transfer of Assets or assumption of Liabilities has not been consummated as of the Effective Time, then from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) (for the avoidance of doubt, each Party may grant Security Interests on any such Assets to secure its own financings notwithstanding that any such Asset is being held for the use and benefit of the other Party or relevant member in its Group), (ii) the Party intended to assume such Liability shall pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts reasonably paid or incurred in connection with the retention of such Liability and (iii) the Parties shall, for U.S. federal income tax purposes, reflect the Transfers of the use and benefit of such Assets and the assumption of reimbursement obligations for such Liabilities contemplated in this Section 2.7(a) as having occurred as of the Effective Time, in each case subject to applicable Law.  In addition, the Party retaining such Asset or Liability shall treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset or Liability is to be transferred or assumed in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member of the Infrastructurco Group or the Flowco Group, as the case may be, entitled to the receipt of such Asset or Liability.

(b)                                 If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of transfer or assignment of any Asset or assumption of any Liability pursuant to Section 2.7(a), are obtained or satisfied, the transfer, assignment or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Sections 2.2 and 2.3) and/or the applicable Ancillary Agreement as promptly as practicable after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of conditions.

(c)                                  The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the transfer or assignment of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.7(a) shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset, other than reasonable outside attorneys’ fees and recording or similar fees paid or incurred in connection with the transfer or assignment of such Asset, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

(d)                                 If at any time prior to April 30, 2018 either Party determines that it (or any member of its Group) owns any Asset that was allocated by the terms of this Agreement to be Transferred to the other Party or any member of such other Party’s Group at the Effective Time or that is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or any member of such other Party’s Group or an Asset that such other Party or any member of such other Party’s Group was intended to have the right to continue to use, then the Party owning such Asset shall as applicable (i) Transfer any such Asset to the Party (or relevant member of its Group) identified as the appropriate transferee and following such Transfer, such Asset shall be a Flowco Asset or Infrastructurco Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to assumption of associated Liabilities.  In connection with such transfer, contribution, assignment, distribution or conveyance, the receiving party shall assume all Liabilities related to such Asset.

(e)                                  After the Effective Time, each Party (or any member of its Group) may receive mail, correspondence, e-mail, packages and other communications properly belonging to the other Party (or any member of its Group).  Accordingly, at all times after the Effective Time, each Party authorizes the other Party (or any member of its Group) to receive and open all mail, correspondence, e-mail, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, correspondence, e-mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 10.6.  The provisions of this Section 2.7(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its (or its members’) behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of the other Party (or any member of its Group) for service of process purposes.

Section 2.8.                       Transfer Documents.  In connection with, and in furtherance of, the Transfers of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement, the Parties shall execute, at or prior to the Effective Time, or after the Effective Time with respect to Section 2.7, by the appropriate entities, the Transfer Documents necessary to evidence the valid and effective assumption by the applicable Party (or any member of its Group) of its assumed Liabilities, and the valid Transfer to the applicable Party (or any member of its Group) of all rights, titles and interests in and to its accepted Assets, including the transfer of real property with quit claim deeds, as may be appropriate.

Section 2.9.                       Shared Contracts.

(a)                                 With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall be allocated, unless otherwise allocated pursuant to this Agreement or an Ancillary Agreement, between the Parties as follows:

(i)                                     first, if a Liability is incurred exclusively in respect of a benefit received by one Party or its Group, the Party or Group receiving such benefit shall be responsible for such Liability;

(ii)                                  second, if a Liability cannot be exclusively allocated to one Party or its Group under clause (i) above, such Liability shall be allocated among both Parties and their respective Groups based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of allocation) under the relevant Shared Contract.  Notwithstanding the foregoing, each Party shall be responsible for any or all Liabilities arising out of or resulting from such Party’s or Group’s breach of the relevant Shared Contract.

(b)                                 Except as otherwise expressly contemplated in this Agreement or an Ancillary Agreement, if Infrastructurco or any member of the Infrastructurco Group, on the one hand, or Flowco or any member of the Flowco Group, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other Party or its Group, Infrastructurco, on the one hand, or Flowco, on the other hand, will use its respective commercially reasonable efforts, to deliver, transfer or otherwise afford such benefit or payment to the other Party in as efficient a manner as can be effected with commercially reasonable efforts.

(c)                                  Notwithstanding anything to the contrary herein, the Parties have determined that it is advisable that certain Shared Contracts, or portions thereof, will be separated or assigned to a member of the Infrastructurco Group or Flowco Group, as applicable.  The Parties shall use their commercially reasonable efforts to separate the Shared Contracts which are identified on Schedule 2.9(c) into separate Contracts between the appropriate Third Party and either Flowco or a member of the Flowco Group or Infrastructurco or a member of the Infrastructurco Group.

(d)                                 The Parties agree to cooperate and provide reasonable assistance prior to the Effective Time and for a period of twelve (12) months following the Effective Time (with no obligation on the part of either Party to pay any costs or fees with respect to such assistance) in effecting the separation of such Shared Contracts as described above.

Section 2.10.                Further Assurances.

(a)                                 In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.7, each of the Parties shall cooperate with each other and use commercially reasonable efforts, prior to, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, each Party shall cooperate with the other Party, from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer and/or assumption, and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby.

(c)                                  On or prior to the Distribution Date, Infrastructurco and Flowco in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Infrastructurco or Subsidiary of Flowco, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)                                 Notwithstanding anything herein to the contrary, neither Party is under any obligation to seek to obtain any Consent or Governmental Approval, except for any obligation to make the Agreed Consent Efforts to obtain the Agreed Consents, as determined in accordance with the proviso contained in Section 2.7(a).

Section 2.11.                Novation of Liabilities; Consents.

(a)                                 Other than with respect to any Flowco Group Performance Guarantee (which shall be subject to the terms of Section 2.12(a)) or any Infrastructurco Group Performance Guarantee (which shall be subject to the terms of Section 2.12(b)), as applicable, each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any material Consent, release, substitution or amendment required to novate or assign all obligations under Contracts or other Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable, or for which a member of the other Party is otherwise liable, and that do not constitute Liabilities of such other Party as provided in this Agreement, or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless the other Party agrees to fully reimburse the requesting Party).

(b)                                 If the Parties are unable to obtain, or to cause to be obtained, any material Consent, release, substitution or amendment, the other Party or a member of such other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall pay, perform and discharge fully all the obligations or other Liabilities of such other Party or member of such other Party’s Group thereunder from and after the Effective Time.  The Liable Party shall indemnify each other Party and the members of such other Party’s Group and hold each of them harmless against any and all Liabilities arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the other Party or any member of such other Party’s Group with respect to any matter to the extent that such other Party has engaged in any knowing violation of Law or fraud in connection therewith as determined by a court of competent jurisdiction in a final judgment that is not subject to appeal.  The other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such other Party pursuant to this Agreement).  If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, without the payment of any further consideration, shall assume such rights and obligations and other Liabilities.

Section 2.12.                Performance Guarantees.

(a)                                 With respect to any guarantee or other obligation for which any member of the Flowco Group is a guarantor of, or obligor for, any Infrastructurco Liability (“Flowco Group Performance Guarantee”), Infrastructurco shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising therefrom or relating thereto (in accordance with the provisions of Article VI) and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder.

(b)                                 With respect to any guarantee or other obligation for which any member of the Infrastructurco Group is a guarantor of, or obligor for, any Flowco Liability (“Infrastructurco Group Performance Guarantee”), Flowco shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising therefrom or relating thereto (in accordance with the provisions of Article VI) and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder.

(c)                                  Infrastructurco and Flowco shall cooperate, and Flowco shall use commercially reasonable efforts, to replace all letters of credit, foreign credit instruments, bank guarantees, surety bonds, performance bonds or analogous instruments issued by Third Parties that were obtained by or on the credit of the members of the Infrastructurco Group on behalf of or in favor of any member of the Flowco Group or the Flowco Business (or the beneficiaries relating thereto such as, without limitation, customers, suppliers or taxing authorities of the Flowco Business) (the “Infrastructurco Third Party Performance Support”) prior to or as promptly as practicable after the Effective Time with letters of credit, foreign credit instruments, bank guarantees, surety bonds, performance bonds or analogous instruments issued by Third Parties that are obtained by and on the credit of Flowco or a member of the Flowco Group as of the Effective Time.  With respect to any Infrastructurco Third Party Performance Support that remains outstanding after the Effective Time, Flowco shall indemnify and hold harmless the Infrastructurco Indemnitees for any Liabilities arising from or relating to such Infrastructurco Third Party Performance Support, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the Third Party issuers or the beneficiaries of such Infrastructurco Third Parties Performance Support in accordance with the terms thereof.

(d)                                 If requested by a Party, any indemnification or reimbursement of any Liability with respect to any Flowco Group Performance Guarantee, Infrastructurco Group Performance Guarantee or Infrastructurco Third Party Performance Support (in each case, a “Performance Guarantee Obligation”) shall be made by the indemnifying or reimbursing Party in the currency in which payment was made (or is expected to be made) by the requesting Party (or member of its Group).  If any Party (or any member of its Group) receives a request to pay any Performance Guarantee Obligation from a Third Party, such Party shall use commercially reasonable efforts to promptly inform the other Party accordingly.  Each Party’s obligation to pay any Performance Guarantee Obligation and other indemnification obligations under this Section 2.12 shall be absolute, irrevocable and unconditional, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Performance Guarantee Obligation, or any term or provision therein, or (if any) underlying agreement, (ii) any draft or other document presented under a Performance Guarantee Obligation proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable issuer of the Performance Guarantee Obligation against presentation of a draft or other document that does not comply with the terms of such Performance Guarantee Obligation, (iv) failure by a Party to provide the other Party with the information contemplated by this Section 2.12, (v) any dispute as to whether or the amount of any Performance Guarantee Obligation was proper, or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.12(d), constitute a legal or equitable discharge of, or provide a right of setoff against, a Party’s obligations hereunder.

Section 2.13.                Disclaimer of Representations and Warranties.

(a)                                 EACH OF INFRASTRUCTURCO AND FLOWCO UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, ASSUMPTION, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE OR ASSUME ANY LIABILITY UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE WITHOUT

WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR ALL ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, CONTRACTS, OR JUDGMENTS ARE NOT COMPLIED WITH.  ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY DISCLAIMED.

(b)                                 Each of Infrastructurco and Flowco further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.13(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Infrastructurco or any member of the Infrastructurco Group, on the one hand, and Flowco or any member of the Flowco Group, on the other hand, are jointly or severally liable for any Infrastructurco Liability or any Flowco Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and the members of their respective Groups, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and the members of their respective Groups.

(c)                                  Infrastructurco hereby waives compliance by itself and each and every member of the Infrastructurco Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Infrastructurco Assets to Infrastructurco or any member of the Infrastructurco Group.

(d)                                 Flowco hereby waives compliance by itself and each and every member of the Flowco Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Flowco Assets to Flowco or any member of the Flowco Group.

Section 2.14.                Financing Arrangements; Credit Agreement.  Prior to the Distribution Date, Flowco and Infrastructurco shall enter into the Financing Arrangements, on such terms and conditions as agreed by SPX (including the amounts that shall be borrowed by Flowco and Infrastructurco, respectively, pursuant to the Financing Arrangements and the interest rates and terms for such borrowings).  The Parties shall participate in the preparation of all materials and presentations as may be reasonably necessary to obtain funding pursuant to the Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to obtain the financings under the Financing Arrangements.  The Parties agree that SPX shall be ultimately responsible for all out-of-pocket costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Infrastructurco Group or Flowco Group associated with negotiating, documenting and entering into the Financing Arrangements (but, for the avoidance of doubt, Flowco shall be responsible for all fees payable to its financing sources in connection with the Flowco Financing Arrangements).  Prior to the

Distribution Date, SPX will use reasonable best efforts to take or cause to be taken all actions, and enter into such agreements and arrangements, as will be necessary to cause, as of the Distribution Date, (i) to terminate the Credit Agreement and cause SPX and its Subsidiaries to be fully and unconditionally released from all Liabilities in respect of the Credit Agreement (other than pursuant to those provisions thereof that by their express terms survive termination) and to cause all Security Interests thereunder or under agreements ancillary thereto to be fully and unconditionally released, (ii) to cause Flowco to be substituted for SPX as issuer under the Indenture, and (iii) otherwise to implement the Financing Arrangements.

Section 2.15.                Cash Contribution.  Immediately prior to the Effective Time, SPX will contribute to Flowco or such other member or members of the Flowco Group such amount of cash and cash equivalents as necessary (if any) so that, as of the Effective Time, the Flowco Group will have, in the aggregate, an amount of cash and cash equivalents of no less than the equivalent of $200,000,000 (as converted) in accordance with the regional allocation provisions set forth in Schedule 2.15.  All cash and cash equivalents held by any member of the Flowco Group as of the Effective Time will be a Flowco Asset and all cash and cash equivalents held by any member of the Infrastructurco Group as of the Effective Time will be an Infrastructurco Asset.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1.                       Reorganization.  The Parties agree to take, prior to the Distribution, all actions necessary, subject to the terms of this Agreement, to effectuate the Reorganization (such documentation necessary to effect the Reorganization, the “Reorganization Documents”) as set forth on Schedule 3.1 (the steps of the Reorganization being referred to herein as the “Reorganization Step Plan”), as the same may be updated by SPX from time to time.

Section 3.2.                       Certificate of Incorporation; Bylaws.  At or prior to the Effective Time, SPX shall, and shall cause Flowco to, take all necessary actions to adopt the amended and restated certificate of incorporation and amended and restated by-laws in the form filed by Flowco with the Commission as exhibits to the Form 10.

Section 3.3.                       Directors and Executive Officers.

(a)                                 At or prior to the Effective Time, SPX shall take all necessary action to (x) cause the Board of Directors of Flowco to consist of the individuals who are identified in the Form 10 (including the Information Statement) at the Effective Time as being directors of Flowco and (y) cause the executive officers of Flowco to consist of the individuals who are identified in the Form 10 (including the Information Statement) at the Effective Time as being the executive officers of Flowco.

(b)                                 At or prior to the Effective Time, SPX shall take all necessary action, including by obtaining resignations and appointing new officers or directors, as necessary, to (x) cause the Board of Directors of Infrastructurco to consist of the individuals who are identified by the Board of Directors of SPX as being the Board of Directors of Infrastructurco at the Effective Time and (y) cause the executive officers of Infrastructurco to consist of the individuals who are identified by the Board of Directors of SPX as being the executive officers of Infrastructurco at the Effective Time.

Section 3.4.                       Resignations.

(a)                                 Subject to Section 3.4(b), at or prior to the Effective Time, (i) SPX shall cause all its employees and any employees of its Affiliates who will not be a Flowco Employee immediately following the Effective Time to resign, or deliver to Flowco all instruments and other documents reasonably necessary to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Flowco Group in which they serve, (ii) Flowco shall cause all Flowco Employees to resign, or deliver to Infrastructurco all instruments and other documents reasonably necessary to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Infrastructurco Group in which they serve, (iii) SPX shall cause all its employees and any employees of its Affiliates who will not be an Infrastructurco Employee immediately following the Effective Time to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Infrastructurco Group in which they serve, and (iv) Infrastructurco shall cause all Infrastructurco Employees to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Flowco Group in which they serve.

(b)                                 No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.

Section 3.5.                       Ancillary Agreements.  At or prior to the Effective Time, Infrastructurco and Flowco shall enter into, and/or (where applicable) shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements.

ARTICLE IV

THE DISTRIBUTION

Section 4.1.                       Exchange of Flowco Assets for Flowco Stock and Debt Securities; Debt Exchange.  On or prior to the Distribution Date and in connection with the Separation:

(a)                                 as consideration for the transfer of the Flowco Assets to Flowco, Flowco shall issue to SPX:

(i)                                     such number of shares of Flowco Common Stock (or SPX and Flowco shall take or cause to be taken such other appropriate actions to ensure that SPX has the requisite number of shares of Flowco Common Stock) as may be requested by SPX in order to effect the Distribution, which shares as of the date of issuance shall represent (together with such shares previously held by SPX) all of the issued and outstanding shares of Flowco Common Stock; and

(ii)                                  the Flowco Global Note; and

(b)                                 SPX shall deliver the Flowco Global Note to the Trustee (as defined in the Indenture), as custodian for the Depositary (as defined in the Indenture), whereupon the Trustee, as custodian for the Depositary, shall deliver the SPX Global Note to SPX.

(c)                                  For ease of administration, the issuance and delivery of the Flowco Global Note required by Sections 4.1(a)(ii) and 4.1(b) may be effectuated by Flowco’s delivery, at SPX’s discretion and on SPX’s behalf, of the Flowco Global Note directly to the Trustee, as custodian for the Depositary. In addition, Flowco may, at SPX’s direction and on SPX’s behalf, take any other actions reasonably necessary to effectuate such delivery.

(d)                                 Approximately $440,000,000, or such other amount as may be agreed to by Flowco and SPX prior to the Distribution, of the proceeds of the Flowco Financing Arrangements shall be used, at SPX’s direction, to retire an equal amount of SPX’s outstanding indebtedness under the Credit Agreement; provided, that any Intercompany Account arising from any such payment by Flowco of the indebtedness of SPX shall be assumed by Flowco, effective at the Effective Time, as a Flowco Liability pursuant to the provisions of Section 2.3(b).

Section 4.2.                       Distribution.  Subject to the conditions and other terms contained in this Article IV, SPX will cause the Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of Flowco Common Stock to book entry accounts for each holder of SPX Common Stock or designated transferee or transferees of such holder of SPX Common Stock.  For stockholders of SPX who own SPX Common Stock through a broker or other nominee, their shares of Flowco Common Stock will be credited to their respective accounts by such broker or nominee.  No action by any holder of SPX Common Stock on the Record Date shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of Flowco Common Stock such stockholder is entitled to in the Distribution.

Section 4.3.                       Reserved.

Section 4.4.                       Actions in Connection with the Distribution.

(a)                                 Flowco shall file such amendments and supplements to the Form 10 as SPX may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 and Information Statement as may be required by the Commission or federal, state or foreign securities Laws.  SPX shall mail to the holders of SPX Common Stock, at such time on or prior to the Distribution Date as SPX shall determine, the Information Statement included in the Form 10, as well as any other information concerning Flowco, Flowco’s business, operations and management, the Separation and such other matters as SPX shall reasonably determine are necessary and as may be required by Law.

(b)                                 Flowco shall also prepare, file with the Commission and cause to become effective any registration statements or amendments thereof required to effect the establishment of, or amendments to, any employee benefit and other plans or as otherwise necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements, including any transactions related to financings or other credit facilities.  Promptly after receiving a request from SPX, Flowco shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that SPX determines is necessary or desirable to effectuate the Distribution, and SPX and Flowco shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(c)                                  Promptly after receiving a request from SPX, Flowco shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing on the NYSE of the Flowco Common Stock to be distributed in the Distribution, subject to official notice of distribution.

Section 4.5.                       Sole and Absolute Discretion of SPX.  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, SPX shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and conditions to the consummation thereof.  In addition, SPX may, in accordance with Section 10.10, at any time prior to the Distribution Date and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.  None of Flowco, any other member of the Flowco Group, any Flowco Employee or any Third-Party shall have any right or claim to require the consummation of the Separation or the Distribution, each of which shall be effected at the sole and absolute discretion of the Board of Directors of SPX.

Section 4.6.                       Conditions to Distribution.  Subject to Section 4.5, the following are conditions to the consummation of the Distribution (which, to the extent permitted by applicable Law, may be waived, in whole or in part, by SPX in its sole and absolute discretion).  The conditions are for the sole benefit of SPX and shall not give rise to or create any duty on the part of SPX or the Board of Directors of SPX to waive or not waive any such condition.  Any determination made by SPX prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.6 shall be conclusive and binding on the Parties hereto.

(a)                                 The Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto, and the Information Statement shall have been mailed to SPX’s stockholders as of the Record Date;

(b)                                 The Flowco Common Stock to be delivered to the SPX stockholders in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c)                                  SPX shall have obtained from Fried, Frank, Harris, Shriver & Jacobson LLP (or other outside tax counsel of national standing) an opinion that is consistent with SPX’s intent that the separation be tax-free to SPX and SPX shareholders for U.S. federal income tax purposes;

(d)                                 All permits, registrations and consents required under the securities or blue sky Laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been obtained and be in full force and effect;

(e)                                  No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the transactions related thereto, including the Transfer of Assets and assumption of Liabilities pursuant to Article II, shall be in effect, and no other event outside the control of SPX shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the related transactions;

(f)                                   The Reorganization shall have been effectuated in accordance with the Reorganization Step Plan;

(g)                                  Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(h)                                 All Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect;

(i)                                     The Flowco Financing Arrangements and the Infrastructurco Financing Arrangements shall have been executed and delivered and the proceeds thereof shall have been (or substantially concurrently will be) received by Flowco and Infrastructurco, as applicable;

(j)                                    The Board of Directors of SPX shall have received an opinion of a solvency opinion provider of national standing, in form and substance satisfactory to the Board of Directors of SPX (in its sole and absolute discretion) with respect to the solvency, capital adequacy and sufficiency of surplus of each of Infrastructurco and Flowco after giving effect to the Separation; and

(k)                                 No events or developments shall have occurred or exist that, in the judgment of the Board of Directors of SPX, in its sole and absolute discretion, make it inadvisable to effect the Distribution or the other transactions contemplated hereby, or would result in the Distribution or the other transactions contemplated hereby not being in the best interest of SPX or its stockholders.

ARTICLE V

CERTAIN COVENANTS

Section 5.1.                       Legal Name.  From and after the Effective Time until the date that is twenty (20) years after the Distribution Date, SPX shall not change its corporate name without the prior written consent of Flowco.

Section 5.2.                       Auditors and Audits; Financial Statements and Accounting.

(a)                                 Each Party agrees that, until March 31, 2017, and in any event solely for the purpose of the preparation and audit of each of the Party’s financial statements for any of the years ended December 31, 2013, 2014 and 2015, the preparation of each of the Party’s financial statements for any of the quarterly periods during the years ended December 31, 2013, 2014 and 2015, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting related to each of the Party’s financial statements for any of the years ended December 31, 2013, 2014 and 2015 and such Party’s management’s assessment thereof, and each Party’s management’s assessment of such Party’s disclosure controls and procedures related to the financial statements for any of the years ended, and the quarterly periods ended during, the years ended December 31, 2013, 2014 and 2015:

(i)                                     Annual Financial Statements.  Each Party shall provide to the other Party on a timely basis all information reasonably required to meet such other Party’s schedule for the preparation, printing, filing, and public dissemination of its annual financial statements, for management’s assessment of and conclusion with respect to, the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and for statutory account filings for any of its foreign Subsidiaries and, to the extent applicable to such other Party, (A) its auditor’s audit report of its internal control over financial reporting and (B) management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”).  Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and the members of its Group to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors with respect to information to be included or contained in such other Party’s annual financial statements or statutory account filings for its foreign Subsidiaries and to permit such other Party’s auditors and management to complete their respective auditor’s report on Internal Control Audit and Management Assessments, to the extent applicable to such Party.

(ii)                                  Quarterly Financial Statements.  Each Party shall provide to the other Party on a timely basis all information reasonably required to meet such other Party’s schedule for the preparation, printing, filing, and public dissemination of its quarterly financial statements, for management’s conclusions with respect to the effectiveness of its disclosure controls and procedures and changes to its internal control over financial reporting in accordance with Items 307 and 308(c), respectively, of Regulation S-K and for statutory account filings for any of its foreign Subsidiaries.

(iii)                               Access to Personnel and Records.  Each audited Party shall authorize, and use its reasonable best efforts to cause, its respective auditors to make available to the other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s expected auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements.  Each Party shall make available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they consider necessary to conduct their respective Internal Control Audit and Management Assessments.

(b)                                 Amended Financial Reports.  In the event a Party restates any of its financial statements that includes such Party’s audited or unaudited financial statements or statutory account filings for such Party’s foreign Subsidiaries with respect to any balance sheet date or period of operation between January 1, 2010 and December 31, 2015, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission or the appropriate Governmental Entity that includes such restated audited or unaudited financial statements or statutory account filing (the “Amended Financial Reports”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission or appropriate Governmental Entity, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission or other Governmental Entity, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures.  Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party and the Other Parties’ Auditors, in connection with the other Party’s preparation of any Amended Financial Reports.

(c)                                  Financials; Outside Auditors.  If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.

(d)                                 Third Party Agreements.  Nothing in this Section 5.2 shall require any Party to violate any Contract or arrangement with any Third Party regarding the confidentiality of confidential and proprietary information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s consent to the disclosure of such information.  The Parties also acknowledge that the Other Parties’ Auditors are subject to contractual, legal, professional and regulatory requirements which such auditors are responsible for complying therewith.

Section 5.3.                       No Restrictions on Corporate Opportunities.

(a)                                 In the event that Flowco or any other member of the Flowco Group, or any director or officer of Flowco or any other member of the Flowco Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Flowco or any other member of the Flowco Group and Infrastructurco or any other member of the Infrastructurco Group, subsequent to the Effective Date, neither Flowco nor any other member of the Flowco Group, nor any director or officer of Flowco or any other member of the Flowco Group, shall have any duty to communicate or present such corporate opportunity to Infrastructurco or any other member of the Infrastructurco Group and shall not be liable to Infrastructurco or any other member of the Infrastructurco Group or to Infrastructurco’s stockholders for breach of any fiduciary duty as a stockholder of Infrastructurco or an officer or director thereof by reason of the fact that Flowco any other member of the Flowco Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not present such corporate opportunity to Infrastructurco or any other member of the Infrastructurco Group.

(b)                                 In the event that Infrastructurco or any other member of the Infrastructurco Group, or any director or officer of Infrastructurco or any other member of the Infrastructurco Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Infrastructurco or any other member of the Infrastructurco Group and Flowco or any other member of the Flowco Group, subsequent to the Effective Date, neither Infrastructurco nor any other member of the Infrastructurco Group, nor any director or officer of Infrastructurco or any other member of the Infrastructurco Group, shall have any duty to communicate or present such corporate opportunity to Flowco or any other member of the Flowco Group and shall not be liable to Flowco or any other member of the Flowco Group or to Flowco’s stockholders for breach of any fiduciary duty as a stockholder of Flowco or an officer or director thereof by reason of the fact that Infrastructurco or any other member of the Infrastructurco Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not present such corporate opportunity to Flowco or any other member of the Flowco Group.

(c)                                  For the avoidance of doubt, to the extent that any person who is a director or officer of Flowco or any other member of the Flowco Group is also a director or officer of Infrastructurco or any other member of the Infrastructurco Group, such person shall have no duty to communicate or present any corporate opportunity of which he or she acquires knowledge to Infrastructurco or any other member of the Infrastructurco Group and shall not be liable to Infrastructurco or any other member of the Infrastructurco Group or to Infrastructurco’s stockholders for breach of any fiduciary duty as an officer or director of Infrastructurco by reason of the fact that Flowco or any other member of the Flowco Group pursues or acquires such corporate opportunity, directs such corporate opportunity to another Person, or does not present such corporate opportunity to Infrastructurco or any other member of the Infrastructurco Group, unless such corporate opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of Infrastructurco or any other member of the Infrastructurco Group.

(d)                                 For the purposes of this Section 5.3, “corporate opportunities” of Flowco or any other member of the Flowco Group shall include, but not be limited to, business opportunities that are, by their nature, in a line of business of Flowco or any other member of the Flowco Group, including the Flowco Business, are of practical advantage to them and are ones in which Flowco or any other member of the Flowco Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Infrastructurco or any other member of the Infrastructurco Group or any of their officers or directors will be brought into conflict with that of Flowco or any other member of the Flowco Group, and “corporate opportunities” of Infrastructurco or any other member of the Infrastructurco Group shall include, but not be limited to, business opportunities that are, by their nature, in a line of business of Infrastructurco or any other member of the Infrastructurco Group, including the Infrastructurco Business, are of practical advantage to them and are ones in which Infrastructurco or any other member of the Infrastructurco Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Flowco or any other member of the Flowco Group or any of their officers or directors will be brought into conflict with that of Infrastructurco or any other member of the Infrastructurco Group.

ARTICLE VI

RELEASES AND INDEMNIFICATION

Section 6.1.                       Release of Pre-Distribution Claims.

(a)                                 Except (i) as provided in Section 6.1(b), (ii) as may be otherwise provided in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VI, each Party, on behalf of itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their respective Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, and solely for the benefit of the other Party, do hereby remise, release and forever discharge the other Party and the other members of such other Parties’ Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of such other Parties’ Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, including for fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with all activities to implement the

Distribution, the Separation and any of the other transactions contemplated hereunder and under any of the Ancillary Agreements.

(b)                                 Nothing contained in Section 6.1(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings unrelated to the Separation and Distribution and explicitly contemplated in this Agreement or any Ancillary Agreement to continue in effect after the Effective Time.  In addition, nothing contained in Section 6.1(a) shall release any Person from:

(i)                                     any Liability assumed, transferred by, or assigned or allocated to, a Party or a member of such Party’s Group pursuant to or contemplated by this Agreement or any Ancillary Agreement including (A) with respect to Infrastructurco, any Infrastructurco Liability, and (B) with respect to Flowco, any Flowco Liability;

(ii)                                  any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iii)                               any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement, including in respect of claims brought against the Parties (or members of their respective Groups) by any Third Party, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iv)                              any Liability with respect to any Intercompany Accounts that survive the Effective Time pursuant to Section 2.4(b); and

(v)                                 any Liability the release of which would result in a release of any Person other than the Persons released in Section 6.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 6.1(a) with respect to such Liability.

In addition, nothing contained in Section 6.1(a) shall release any member of the Infrastructurco Group or Flowco Group from honoring its existing obligations to indemnify any director, officer or employee of the Infrastructurco Group or Flowco Group who was a director, officer or employee of SPX or any of its Affiliates at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Time; it being understood that if the underlying circumstances or obligation giving rise to such Action relates to the Flowco Business or is a Flowco Liability, as between Infrastructurco and Flowco, Flowco shall be responsible for such Liability in accordance with the provisions set forth in this Article VI and if the underlying circumstances or obligation giving rise to such Action relates to the Infrastructurco Business or is a Infrastructurco Liability, as between

Infrastructurco and Flowco, Infrastructurco shall be responsible for such Liability in accordance with the provisions set forth in this Article VI.

(c)                                  Each Party shall not make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any and all Liabilities released pursuant to Section 6.1(a).

(d)                                 It is the intent of each Party, by virtue of the provisions of this Section 6.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between or among one Party and/or a member of such Party’s Group, on the one hand, and the other Party and/or a member of such other Party’s Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as specifically set forth in Section 6.1(a) and 6.1(b).

(e)                                  If any Person associated with a Party (including any director, officer or employee of a Party) initiates an Action with respect to claims released by this Section 6.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article VI.

(f)                                   At any time, at the request of any Party, each Party shall cause each member of its respective Group and to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 6.1 to execute and deliver releases reflecting the provisions hereof.

Section 6.2.                       Indemnification by Infrastructurco.  Except as otherwise specifically set forth in any provision of this Agreement or any Ancillary Agreement, following the Effective Time, Infrastructurco shall indemnify, defend and hold harmless the Flowco Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Infrastructurco Liabilities, including the failure of any member of the Infrastructurco Group or any other Person to pay, perform or otherwise discharge any Infrastructurco Liability in accordance with its respective terms, whether prior to, on or after the Effective Time, or (ii) any breach by any member of the Infrastructurco Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.  Following the Effective Time, without limiting the generality of the foregoing, Infrastructurco shall indemnify, defend and hold harmless the Flowco Indemnitees from and against any and all Indemnifiable Losses to the extent set forth on Schedule 6.2.

Section 6.3.                       Indemnification by Flowco.  Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Flowco shall indemnify, defend and hold harmless the Infrastructurco Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Flowco Liabilities or the Notes, including the failure of any member of the Flowco Group or any other Person to pay, perform or otherwise discharge any Flowco Liability or the Notes in accordance with its respective terms, whether prior to, on or after the Effective Time or (ii) any breach by Flowco or any member of the Flowco Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.  Following the Effective Time, without limiting the generality of the foregoing, Flowco shall indemnify, defend and hold harmless the Infrastructurco Indemnitees from and against any and all Indemnifiable Losses to the extent set forth on Schedule 6.3.

Section 6.4.                       Procedures for Indemnification.

(a)                                 An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third Party Claim which shall be governed by Section 6.4(b)), as promptly as practicable, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b)                                 If a claim or demand (including the commencement of an Action) is made against a Infrastructurco Indemnitee or a Flowco Indemnitee (each, an “Indemnitee”) by any Third Party as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement (a “Third Party Claim”), such Indemnitee shall notify the Party which is or may be required pursuant to this Article VI or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail (which may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), of the Third Party Claim promptly (and in any event within ten (10) Business Days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(c)                                  Other than in the case of a Liability being managed by a Party in accordance with any Ancillary Agreement, an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and seek to settle or compromise any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the receipt of such notice from such Indemnitees.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party.  In the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that involves such conflict of interest or seeks equitable relief with respect to the Indemnitee(s).

(d)                                 If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 6.4(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.  If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e)                                  Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f)                                   In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the Indemnitee and provides for a full, unconditional and irrevocable release of the Indemnitee from all Liability in connection with the Third Party Claim.

(g)                                  Except as otherwise provided in Section 10.19, absent actual and intentional fraud by an Indemnifying Party, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or losses arising out of or relating to, as the case may be, any Flowco Liability or Infrastructurco Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party.  The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

(h)                                 Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 6.4, the terms of the Ancillary Agreement will govern.

(i)                                     Any Indemnitee that has made a claim for indemnification pursuant to this Section 6.4 shall use commercially reasonable efforts to mitigate any Indemnifiable Losses in respect thereof.

(j)                                    The provisions of this Article VI shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claim brought or asserted after the date of this Agreement.  There shall be no requirement under this Section 6.4 to give a notice with respect to any Third Party Claim that exists as of the Effective Time.  The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Infrastructurco Liabilities and partly Flowco Liabilities.  If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VIII.  Neither Party shall file Third Party claims or cross-claims against the other Party or the members of its Group in an Action in which a Third Party Claim is being resolved.

Section 6.5.                       Indemnification Payments.  Indemnification required by this Agreement, including this Article VI, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 6.6.                       Additional Matters; Survival of Indemnities.

(a)                                 The indemnity and contribution agreements contained in this Agreement, including this Article VI¸ shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b)                                 The rights and obligations of each Party and their respective Indemnitees relating to indemnity and contribution under this Agreement, including this Article VI, shall survive (i) the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any and all Liabilities and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any member of its Group.

Section 6.7.                       Indemnification Obligations Net of Insurance Proceeds; Contribution.

(a)                                 Insurance Proceeds.  The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability.  Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee shall be reduced by any Insurance

Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnitee in respect of the related Liability.  If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 Insurers and Other Third Parties Not Relieved.  The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement.  Each Party shall use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Agreement, including this Article VI.  Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any proceeding to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c)                                  Contribution.  If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.7(c), contribute to the Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Flowco and each other member of the Flowco Group, on the one hand, and Infrastructurco and each other member of the Infrastructurco Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.  With respect to any Losses arising out of or related to information contained in the Distribution Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the Flowco Business or a member of the Flowco Group, on the one hand, or the Infrastructurco Business or a member of the Infrastructurco Group, on the other hand.  All other information in the Distribution Disclosure Documents shall be deemed supplied by the members of the Flowco Group.  With respect to Pre-Separation Disclosure, all disclosure shall be deemed supplied by the Infrastructurco Business or the members of the Infrastructurco Group.

Section 6.8.        Characterization of Indemnification and Reimbursement Payments.  For all Tax purposes, Infrastructurco and Flowco agree to treat any indemnification or reimbursement or other similar payment made hereunder (other than any payment of interest accruing after the Distribution Date) as an adjustment to the amount of Flowco Assets transferred by the Infrastructurco Group to the Flowco Group in connection with the Separation.

ARTICLE VII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.1.        Provision of Corporate Records.  Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VI, and subject to appropriate restrictions for classified, privileged or Confidential Information and subject further to any restrictions or limitations contained in Section 5.2 or elsewhere in this Article VII:

(a)           After the Effective Time, upon the prior written request by Flowco for Information which relates to (x) any member of the Flowco Group or the conduct of the Flowco Business (including Flowco Assets and Flowco Liabilities), as the case may be, up to the Effective Time, or (y) any Ancillary Agreement, Infrastructurco shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Flowco has a reasonable need for such originals) in the possession or control of Infrastructurco or any of its Affiliates.

(b)           After the Effective Time, upon the prior written request by Infrastructurco for Information which relates to (x) any member of the Infrastructurco Group or the conduct of the Infrastructurco Business (including Infrastructurco Assets and Infrastructurco Liabilities), as the case may be, up to the Effective Time, or (y) any Ancillary Agreement, Flowco shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Infrastructurco has a reasonable need for such originals) in the possession or control of Flowco or any of its Affiliates.

Section 7.2.        Access to Information.

(a)           Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VI, and subject to any restrictions or limitations contained in Section 5.2 or elsewhere in this Article VII, from and after the Effective Time, each of Infrastructurco and Flowco shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information and to the requirements of any applicable Law, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, and reasonably relates to (x) such other Party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement; provided, however, in the event that a Party determines that any such access or the provision of any such information (including information requested under Section 5.2 or Section 7.1) would be commercially detrimental in any material respect, violate any Law or Contract with a Third Party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures (and, to the extent applicable, shall use commercially reasonable efforts to obtain the Consent from any Third Party required to make such disclosure without violating a Contract with a Third Party) to permit compliance with such information request in a manner that avoids any such harm, violation or consequence.  Each of Infrastructurco and Flowco shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to Section 5.2 or this Article VII of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

(b)           Notwithstanding anything herein to the contrary, from and after the Effective Time until the end date specified in a written notice delivered by one Party to the other Party (the “Shared Access Period”), Infrastructurco agrees to cooperate with Flowco and the members of the Flowco Group to enable Flowco and the members of the Flowco Group and their respective authorized accountants, counsel and other designated representatives to obtain access to Information relating to the Flowco Business that is in the custody of any third party records management repository to which Infrastructurco has transferred information, including but not limited to Iron Mountain.

(c)           Infrastructurco and Flowco each acknowledge and agree that each Party possesses certain Information reflecting the operations of the other Party for periods prior to the Effective Time in such archived electronic format as described in Schedule 7.2(c) (the “Archived Data”).  Subject to the provisions of Section 7.7 below, each Party agrees to maintain the Archived Data in a manner materially consistent with the treatment of such Archived Data as of the Effective Date; provided, however, that neither Party is required to maintain any specific storage format, license, system, reporting functionality for such Archived Data or specific personnel to provide access to the Archived Data.  Access to the Archived Data will remain under the sole discretion and control of the custodian Party and, except as specifically set forth on Schedule 7.2(c), no personnel of either Party will be granted direct access to the other Party’s network or systems and any requests for delivery of Archived Data shall be governed by the provisions of Section 7.2(a).

Section 7.3.        Witness Services.  At all times from and after the Effective Time, each of Infrastructurco and Flowco shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Group’s officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party.

Section 7.4.        Confidentiality.

(a)           Notwithstanding any termination of this Agreement, from and after the Effective Time until the date that is ten (10) years after the Distribution Date, the Parties shall hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party (and the members of its respective Group and Business); provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other appropriate purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of the members of their respective Groups are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining.  In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b)           Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to SPX’s confidential and proprietary information pursuant to policies in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or the members of its Group and their respective employees shall remain in full force and effect.  Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Flowco Business (in the case of the Flowco Group) or the Infrastructurco Business (in the case of the Infrastructurco Group).

(c)           Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party prior to the Effective Time.  Such Party will hold in strict confidence the confidential and proprietary information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any Contracts entered into prior to the Effective Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties.

Section 7.5.        Privileged Matters.

(a)           Pre-Separation Services.  The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Infrastructurco Group and the Flowco Group, and that each of the members of the Infrastructurco Group and the Flowco Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.  No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party.

(b)           Post-Separation Services.  The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of Infrastructurco or Flowco or their successors or assigns, as the case may be.  With respect to such post-separation services, the Parties agree as follows:

(i)            Infrastructurco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Infrastructurco Business, whether or not the privileged information is in the possession of or under the control of Infrastructurco or Flowco or any member of its Group or their respective successors or assigns.  Infrastructurco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Infrastructurco Liabilities, now pending or which may be asserted in the future, in any Action, lawsuits or other proceedings initiated against or by Infrastructurco or any member of its Group, whether or not the privileged information is in the possession of or under the control of Infrastructurco or Flowco or any member of its Group or their respective successors or assigns; and

(ii)           Flowco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Flowco Business, whether or not the privileged information is in the possession of or under the control of Infrastructurco or Flowco or their successors or assigns.  Flowco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Flowco Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Flowco or any member of its Group, whether or not the privileged information is in the possession of or under the control of Infrastructurco or Flowco or any member of its Group or their respective successors or assigns.

(iii)          The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.5, with respect to all privileges not allocated pursuant to the terms of Section 7.5(b)(i) and 7.5(b)(ii).  All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both Infrastructurco and Flowco in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(c)           No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party.  If a dispute arises between or among the Parties or their respective Group members regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(d)           Upon receipt by any Party or by any member of its Group thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Group members’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 7.5 or otherwise to prevent the production or disclosure of such privileged information.

(e)           The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Infrastructurco and Flowco as set forth in Section 7.4 and this Section 7.5 to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges.  The access to Information being granted pursuant to Section 7.1 and Section 7.2, the agreement to provide witnesses and individuals pursuant to Section 7.3, the furnishing of notices and documents and other cooperative efforts contemplated by this Section 7.5, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.6.        Ownership of Information.  Any Information owned by one Party or any of the members of its Group that is provided to a requesting Party pursuant to this Article VII or Section 5.2 shall be deemed to remain the property of the providing Party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 7.7.        Retention of Records.  Except as otherwise required by Law or agreed in writing, or as otherwise provided in any Ancillary Agreement, each Party shall use commercially reasonable efforts to comply with its records retention policy, as amended or revised from time to time, in the retention and destruction of all Information in the possession of such Party or any other member of its Group substantially relating to the other Party, any other member of its Group or its Business, its Assets or Liabilities, this Agreement or the Ancillary Agreements.

Section 7.8.        Other Agreements.  The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information, or privileged matter with respect thereto, set forth in any Ancillary Agreement.

Section 7.9.        Compensation for Providing Information.  A Party requesting Information pursuant to this Article VII agrees to reimburse the providing Party for the reasonable, out-of-pocket expenses, if any, of copying and otherwise complying with the respect with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting any privilege thereunder or any other restrictions on the disclosure of such Information).

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1.        Negotiation.

(a)           In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of, this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides that disputes thereunder will not be subject to the resolution procedures set forth in this Article VIII) or otherwise related to the transactions contemplated hereby or thereby (but excluding any controversy, dispute or claim arising out of any Contract with a Third Party if such Third Party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the general counsel or chief legal officer (as appropriate) of the relevant Parties (or such other person designated by the relevant Party) shall negotiate for a minimum of sixty (60) days to attempt to settle such Agreement Dispute (“Negotiation Period”).  The Negotiation Period shall commence on the date of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”).  Within thirty (30) days of receipt of the Dispute Notice, the receiving Party shall submit to the other Party a written response.

(b)           Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, in the event of any Agreement Dispute with respect to which a Dispute Notice has been delivered in accordance with this Section 8.1 (i) the relevant Parties shall not assert the defenses of statute of limitations and laches with respect to the period beginning after the date of receipt of the Dispute Notice, and (ii) any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall be tolled by the service of a Dispute Notice.  Such tolling-period shall terminate at the conclusion of the arbitration proceeding or one hundred eighty (180) days after the date of issuance of the Dispute Notice if no arbitration proceeding has commenced by that date.

(c)           Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any arbitration or other proceeding, but shall be considered as to have been disclosed for settlement purposes.

Section 8.2.        Statute of Limitations.  No arbitration proceeding may be commenced or prosecuted if the claim asserted therein would be barred by the statute of limitations applicable if the claim were being asserted in a state court for the State of Delaware for all state law claims and in a federal court in the State of Delaware for all federal law claims.

Section 8.3.        Arbitration.  If the Agreement Dispute has not been resolved for any reason after sixty (60) days have elapsed from the receipt by a Party of a Dispute Notice, such Agreement Dispute shall be exclusively and finally determined, at the request of any relevant Party, by arbitration conducted where the Parties agree it would be most convenient, and in the absence of agreement in Charlotte, North Carolina, before and in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules then currently in effect, except as modified herein (the “Rules”).

(a)           Selection of Arbitrators.

(i)            The Agreement Dispute shall be heard and determined by either one (1) or three (3) arbitrators, as may be agreed upon by the Parties.  If the Parties are unable to agree upon the number of arbitrators and a claim or counterclaim involves at least $1,000,000, then three arbitrators shall hear and determine the case.  If the Parties are unable to agree upon the number of arbitrators and each claim and counterclaim is less than $1,000,000, then one arbitrator shall hear and determine the case.

(ii)           For Agreement Disputes heard and determined by one (1) arbitrator, the arbitrator shall be agreed to by the Parties within twenty (20) days of receipt by the respondent of a copy of the demand for arbitration or in default thereof appointed by the AAA in accordance with the Rules.

(iii)          For Agreement Disputes heard and determined by three (3) arbitrators, each Party shall appoint an arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration.  The two (2) Party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal.  Any arbitrator not timely appointed by the Parties shall be appointed by the AAA in accordance with the Rules.

(iv)          All arbitrators shall be neutral and disinterested, and there shall be no ex parte contact with any arbitrator during the pendency of the arbitration proceeding.

(b)           Disputes Concerning Arbitration.  Any controversy concerning the jurisdiction of the arbitrators, whether an Agreement Dispute is arbitrable, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VIII shall be determined by the arbitrators.

(c)           Arbitration Procedures.

(i)            Any hearing to be conducted shall be held no later than one hundred eighty (180) days following appointment of the arbitrators or as soon thereafter as practicable as determined in the sole discretion of the arbitrators.

(ii)           The arbitrators, consistent with the expedited nature of arbitration, shall permit limited discovery only of documents directly related to the issues in dispute.  There shall be no more than three (3) depositions per Party and no deposition shall be more than eight (8) hours.

(iii)          In resolving any Agreement Dispute, the Parties intend that the arbitrators shall apply the substantive Laws of the State of Delaware, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction.

(d)           Pre-Hearing Procedure and Disposition.  Nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes, including to compel a Party to arbitrate any Agreement Dispute, to prevent irreparable harm prior to the appointment of the arbitral tribunal or to require witnesses to obey subpoenas issued by the arbitrators.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.  The Parties agree to accept and honor any orders relating to interim or provisional remedies that are issued by the arbitrators and agree that any such interim order or remedy may be enforced, as necessary, in any court of competent jurisdiction.

(e)           Awards.  The arbitrators shall make an award and issue a reasoned opinion in writing setting forth the basis for such award within sixty (60) days following the close of the hearing on the merits.  The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings that is permitted under this Agreement and applicable Law, including monetary damages, specific performance and other forms of legal and equitable relief.  The Parties hereby waive any claim to exemplary, punitive, multiple or similar damages in excess of compensatory damages, attorneys’ fees, costs and expenses of arbitration, except as may be expressly required by statute or as necessary to indemnify a Party for a Third Party Claim and the arbitrators are not empowered to and shall not award such damages.  Any final award must provide that the Party against whom an award is issued shall comply with the order within a specified period of time, not to exceed thirty (30) days.

(f)            Finality of Awards.  The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties.  The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award in any court of competent jurisdiction.

(g)           Costs and Fees.  Except as otherwise provided in any Ancillary Agreement, the arbitrator shall award the prevailing party, if any, as determined by the arbitrator all of its costs and fees of arbitration.  If any Party attempts, unsuccessfully, to prevent an Agreement Dispute from being arbitrated such Party shall reimburse the prevailing party for all costs and fees incurred in compelling arbitration.  As used in this Section, costs and fees of arbitration shall mean reasonable attorneys’ fees and expenses, litigation support expenses, the arbitrators’ fees, AAA administrative fees and expert fees.

(h)           Adherence to Time Limits.  In accepting appointment, each of the arbitrators shall commit that his or her schedule permits him or her to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Agreement Dispute within the time periods set by this Agreement and by the Rules.  Any time limits set out in this Article VIII or in the Rules may be modified upon written agreement of the Parties and the arbitrators or by order of the arbitrators for good cause shown.  Any failure of the arbitrators to comply with such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

(i)            Confidentiality of Proceedings.  Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement or as may be required by law or any regulatory authority, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award.  The arbitral award shall be confidential; provided that such award may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this agreement to arbitrate or any arbitral award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or regulatory authority.

Section 8.4.        Continuity of Service and Performance.  During the course of dispute resolution pursuant to the provisions of this Article VIII, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not subject to such dispute resolution.

ARTICLE IX

INSURANCE

Section 9.1.        Assignment of Rights.  Effective as of the Effective Time, and subject to Section 2.7, SPX, on its behalf and on behalf of its Affiliates, hereby assigns, transfers, conveys and delivers to Flowco, and Flowco hereby accepts, all rights to, proceeds from, and all claims of SPX and its Affiliates (or any of them) for coverage, defense, indemnification, payment, reimbursement, recoupment, or any other benefits provided under any Third Party SPX Policies in connection with Flowco Liabilities.  This assignment includes, but is not limited to, any and all chose in action rights arising from or related to Flowco Liabilities.  In accordance with the assignment of insurance rights and claims in this Section 9.1, Flowco shall have the right to make claims for coverage for Flowco Liabilities under the Third Party SPX Policies, including providing notice and tender of claims to insurers.  The Parties shall reasonably cooperate as necessary to effectuate further the assignment of rights and claims in this Section 9.1 and in Flowco’s pursuit of insurance coverage under the Third Party SPX Policies for Flowco Liabilities, including by making available to Flowco copies of the Policies, and cooperating in actions that are necessary or helpful to perfect or secure the right of Flowco to obtain coverage for Flowco Liabilities under the Third Party SPX Policies.  Flowco may take whatever action it deems reasonable to effectuate the assignment of insurance rights and claims in this Section 9.1 and to secure coverage under the Third Party SPX Policies for Flowco Liabilities, at its sole cost and expense.  Such actions may include filing any legal proceeding for declaratory judgment or damages, in its own name or the name of one or more of the Parties, against an insurer issuing or subscribing to one or more of the Third Party SPX Policies, and/or bringing an action or asserting a claim against any such insurer for compensatory or punitive damages for breach of contract, breach of the covenant of good faith and fair dealing, violation of applicable insurance laws, or violation of other legal obligations arising out of the acts or omissions of such insurers in connection with Flowco Liabilities.

Section 9.2.        Third Party SPX Policies.

(a)           SPX shall use commercially reasonable efforts to obtain, or to cause to be obtained, any material Consent, release, substitution or amendment required to novate, assign by endorsement, or amend (with assumption, as applicable) to add Flowco as a named insured party to, each of the Novated Third Party SPX Liability Policies, so that (i) such Third Party SPX Policies will continue to provide Flowco and any other member of the Flowco Group with access to and coverage under the applicable Third Party SPX Policies, and (ii) Flowco and any other member of the Flowco Group may submit, administer, manage, litigate and settle claims under the applicable Novated Third Party SPX Liability Policies.  To the extent that any novations, endorsements or amendments contemplated by this Section 9.2(a) shall not have been consummated at or prior to the Effective Time, the Parties shall cooperate to effect such novations, endorsements or amendments as promptly following the Effective Time as shall be practicable.

(b)           With respect to any Third Party SPX Policy (other than Novated Third Party SPX Liability Policies that are novated as contemplated by Section 9.2(a) at or prior to the Effective Time) that may cover a loss or casualty with respect to the Flowco Business, Infrastructurco will, and will cause the applicable insurance companies or members of the Infrastructurco Group that are insured thereunder (i) to continue to provide Flowco and any other member of the Flowco Group with access to and coverage under the applicable Third Party SPX Policies, and (ii) to the extent requested by (and, in accordance with the reasonable instructions of) Flowco, submit, administer, manage, litigate and settle claims on behalf of Flowco or any other member of the Flowco Group under the applicable Third Party SPX Policies; provided, that Flowco shall be responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other charge or fee legally due and owing to Third Parties relating to such claims.  Flowco shall reimburse Infrastructurco for its reasonable, documented costs and expenses incurred by Infrastructurco in connection with its submission, administration, management, litigation and settlement of claims on behalf of Flowco or any other member of the Flowco Group in accordance with the foregoing to the extent such costs and expenses are not covered under Third Party SPX Policies.  Flowco shall reimburse Infrastructurco within sixty (60) days following the receipt of an applicable monthly invoice from Infrastructurco, for any payments of claims made by or on behalf of Flowco, including any and all applicable deductibles, self-insured retentions, retrospective premiums, and reasonable third party costs ,co-payments or any other charge or fee legally due and owing to Third Parties relating to such Flowco claims. Reasonable documented costs and expenses incurred by Infrastructurco, litigation and settlement of claims on behalf of Flowco or any other member of the Flowco Group in accordance with the foregoing to the extent such costs and expenses are not covered under Third Party SPX Policies will be reimbursed to Infrastructurco by Flowco. None of Infrastructurco or any member of the Infrastructurco Group shall settle any Insured Claim of Flowco or any member of Flowco Group under the Third Party SPX Policies without first obtaining the approval of Flowco or such member of Flowco Group.

(c)           Infrastructurco shall not, without the consent of Flowco, provide any insurance company with a release or amend, modify or waive any rights under any Third Party SPX Policy if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Flowco Group with respect to insurance coverage otherwise afforded to the Flowco Group; provided, however, that the foregoing shall not (i) preclude any member of Infrastructurco Group from presenting any claim or from exhausting any policy limit, (ii) require any member of the Infrastructurco Group to pay any premium, or (iii) require any member of the Infrastructurco Group to renew or extend or continue any Third Party SPX Policy in force beyond its current term.

Section 9.3.        Director and Officer Liability Insurance.  For the six (6)-year period commencing at the Effective Time, Infrastructurco shall maintain in effect United States directors’ and officers’ liability insurance coverage with reputable insurance carriers in an amount not less than $100,000,000 for the first three (3) years and $80,000,000 for the next three (3) years, respectively, on terms and conditions no less advantageous to the directors and officers than the coverage currently provided under SPX’s current policies.  Such insurance coverage shall cover the directors and officers of SPX and its Subsidiaries prior to the Effective Time with respect to acts or omissions that occurred prior to the Effective Time.  If Infrastructurco or any of its successors or assigns (i) consolidates or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Infrastructurco shall assume all of the obligations set forth in this Section 9.3.

Section 9.4.        Cooperation.  The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Article IX.

Section 9.5.        Miscellaneous.  Nothing in this Agreement shall be deemed to restrict Flowco or Infrastructurco, or any members of their respective Groups, from acquiring at its own expense any Policy in respect of any Liabilities or covering any period.  Except as otherwise provided in this Agreement or any Ancillary Agreement, from and after the Effective Time, Flowco and Infrastructurco shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own premiums, retentions, deductibles, or other charges or fees for such insurance programs.

ARTICLE X

MISCELLANEOUS

Section 10.1.     Complete Agreement; Construction.  This Agreement and the Ancillary Agreements (and the exhibits and schedules thereto) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the event of any conflict between the terms and conditions of the body of this Agreement or any Ancillary Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control (it being understood that the Parties intend to include in the Schedules any exceptions to the general rules described in the body of this Agreement and to give full effect to such exceptions, with respect to the matters expressly set forth therein).  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control; provided, however, that in relation to (i) any matters concerning Taxes, the Tax Matters Agreement shall prevail over this Agreement and any other Ancillary Agreement; (ii) any matters governed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail over this Agreement or any other Ancillary Agreement, and (iii) the provision of support and other services after the Effective Time by the Flowco Group to the Infrastructurco Group, and vice versa, the Transition Services Agreement shall prevail over this Agreement or any other Ancillary Agreement.  It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement and the other Ancillary Agreements.  The Parties agree that the Transfer Documents are not intended and shall not be considered in any way to enhance, modify or decrease any of the rights or obligations of Infrastructurco, Flowco or any member of their respective Groups from those contained in this Agreement and the other Ancillary Agreements.

Section 10.2.     Ancillary Agreements.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements (excluding the Transfer Documents and the Reorganization Documents).

Section 10.3.     Counterparts.  This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.  Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 10.4.     Survival of Agreements.  Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5.     Expenses.

(a)           Except as otherwise expressly provided in this Agreement (including paragraphs (b) and (c) of this Section 10.5 and Schedule 10.5(a)) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Information Statement, the plan of Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby shall be borne and paid by the Person incurring such cost or Liability.

(b)           Except as otherwise expressly provided in this Agreement (including paragraphs (b) and (c) of this Section 10.5) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Effective Time; provided, however, that any costs and expenses incurred in obtaining any Consents or novation from a Third Party in connection with the assignment to or assumption by a Party or a member of its Group of any Contracts in connection with the Separation shall be borne by the Party or the member of its Group to which such Contract is being assigned.

(c)           With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.10, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any Third-Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party.  Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel).  With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 5.2, the requesting Party shall be responsible for the other Party’s fees, costs and expenses.

Section 10.6.     Notices.  All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

If to Infrastructurco:

SPX Corporation

13320-A Ballantyne Corporate Place

Charlotte, NC  28277

Attention:  General Counsel

Telecopy number: _________

If to Flowco:

SPX FLOW, Inc.

13320 Ballantyne Corporate Place

Charlotte, NC  28277

Attention:  General Counsel

Telecopy number:  704.752.7448

Section 10.7.     Waivers.  The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 10.8.     Amendments.  Subject to the terms of Section 10.10, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.9.     Assignment.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (by merger, acquisition of assets or otherwise) and permitted transferees and assigns to the same extent as if such successor or permitted transferees and assigns had been an original party to the Agreement.  Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that (i) a Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates, but no such assignment shall release the assigning Party from any liability or obligation under this Agreement, (ii) a Party may assign this Agreement in whole in connection with a bone fide third party merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment under this clause (ii) the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto, and (iii) a Party may pledge or collaterally assign its rights under this Agreement to any financing source for it or any member of its Group, but no such pledge or collateral assignment shall release the pledging or assigning Party from any liability or obligation under this Agreement.

Section 10.10.   Termination, Etc.  Notwithstanding anything to the contrary herein, this Agreement (including Article VI (Indemnification)) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of SPX without the approval of Flowco or the stockholders of SPX.  In the event of such termination, this Agreement shall become null and void and no Party, nor any of its officers, directors or employees, shall have any Liability to any other Party or any other Person.  After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 10.11.   Payment Terms.

(a)           Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within five (5) Business Days after presentation of an undisputed invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)           Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement shall bear interest at a rate per annum equal to the then effective Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 10.12.   No Circumvention.  The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VI).

Section 10.13.   Subsidiaries.  Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time.  This Agreement is being entered into by Infrastructurco and Flowco on behalf of themselves and the members of their respective Groups (the Infrastructurco Group and the Flowco Group).  This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time.  Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.

Section 10.14.   Third Party Beneficiaries.  Except as explicitly provided in Article VI relating to Indemnitees and except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 10.15.   Exhibits and Schedules; Title and Headings.  The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.16.   Public Announcements.  From and after the Effective Time, Infrastructurco and Flowco shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; or (b) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document or Pre-Separation Disclosure.

Section 10.17.   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the State of Delaware.

Section 10.18.   Consent to Jurisdiction.  Subject to the provisions of Article VIII, each of the Parties irrevocably submits to exclusive jurisdiction of (i) the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, any state or federal court within the State of Delaware) and (ii) so long as both Parties are headquartered in North Carolina, any state or federal court within the State of North Carolina, for the purposes of any suit, action or other proceeding to compel arbitration, for provisional relief in aid of arbitration in accordance with Article VIII, for provisional relief to prevent irreparable harm, or for the enforcement of any award issued thereunder.  Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 10.6 shall be effective service of process for any action, suit or proceeding in the Delaware or North Carolina courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.18.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware courts or, so long as both Parties are headquartered in North Carolina, the North Carolina courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in any Delaware court or, so long as both Parties are headquartered in North Carolina, any North Carolina court has been brought in an inconvenient forum.

Section 10.19.   Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article VIII, (ii) provisional or temporary injunctive relief in accordance therewith in any Delaware Court, and (iii) enforcement of any such award of an arbitral tribunal or a Delaware Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 10.20.   Waiver of Jury Trial.  SUBJECT TO ARTICLE VIII AND SECTIONS 10.18 AND 10.19, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING PERMITTED HEREUNDER.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.20.

Section 10.21.   Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.22.   Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 10.23.   Authorization.  Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be duly executed as of the date first above written.

SPX CORPORATION

By:	/s/ Stephen A. Tsoris
Name: Stephen A. Tsoris
Title: Vice President, Secretary and General Counsel

SPX FLOW, INC.

By:	/s/ Stephen A. Tsoris
Name: Stephen A. Tsoris
Title: Vice President and Secretary

[Signature Page to Separation and Distribution Agreement]